                                                                EXHIBIT  (a)(14)

   On January 25, 2001, Telocity Delaware, Inc. ("Telocity") released financial
results for the fourth quarter and year-ended December 31, 2000.   Telocity has
revised its financial results for the fourth quarter and year ended December 31, 2000 to record additional non-cash compensation charges of $6.1 million related to the rescission of the exercise of certain employee stock options with recourse notes. The revised financial results are included herein. The financial results announced on January 25, 2001 were prepared prior to the availability of the guidance contained in EITF Topic No. D-93, "Accounting for the Rescission of the Exercise of Employee Stock Options" which was published on February 1, 2001 and clarified the accounting for rescinded stock compensation awards. This guidance is applicable to calendar year 2000 rescissions, and, accordingly, the Company has revised their financial results to reflect this latest guidance.


================================================================================================================================
                                                   TELOCITY (DELAWARE), INC.
                                                      Financial Highlights
                                    (Dollars in thousands, except share and per share data)
                                                            (unaudited)
                                                                Three Months Ended                    Twelve Months Ended
                                                               12/31/00           9/30/00             12/31/00          9/30/00
Revenues                                                    $     4,659       $     2,851          $     9,352      $     4,822

Operating Expenses:
Network and products costs                                       10,064             8,228               29,090           22,705
Sales, general and administrative                                23,615            18,357               89,739           80,819
Research and Development                                          4,246             4,873               18,336           16,516
Amortization of stock based compensation                         20,685             6,607               32,778           14,172
Depreciation and amortization                                     5,477             4,811               15,592           11,115
  Total operating expenses                                      (64,087)           42,876              185,535          145,327
Loss from operations                                            (59,428)          (40,025)            (176,183)        (140,505)

Net interest income (expense)                                       636             1,379                2,794            1,470
Net loss                                                    $   (58,792)      $   (38,646)         $  (173,389)     $  (139,035)

Basic and diluted net loss per common share (1)                  $(0.76)           $(0.51)              $(2.89)          $(3.62)
Weighted average shares used in computing net loss           76,983,273        75,529,306           60,079,659       43,127,459
 per share

Pro Forma Information:
Pro forma net loss (2)                                      $   (38,107)      $   (32,039)         $  (140,611)     $  (124,863)
Diluted pro forma net loss per share (3)                         $(0.50)           $(0.42)              $(1.94)          $(1.98)
Shares used in computing diluted pro forma net loss          76,983,273        75,529,306           72,405,384       63,160,175
 per share (3)

Other Data:                                                 $   (33,266)      $   (28,607)         $  (127,813)     $  (115,218)
EBITDA (4)

(1)     Basic and diluted net loss per share is after taking effect of deemed dividend and accretion on mandatorily redeemable convertible preferred stock of $341,000 and $16,750,000 for the quarters ended March 31, 2000, and December 31, 1999, respectively.
(2)     Pro forma net loss excludes the effect of the amortization of deferred stock compensation, deemed dividend and accretion on mandatorily redeemable convertible preferred stock.
(3)     Diluted pro forma net loss per share, assumes the conversion of Telocity's preferred stock, which converted to common stock upon the closing of its initial public offering, as if the conversion occurred as of the beginning of the period or the date of issuance, if later.
(4)     EBITDA is defined as earnings (losses) before interest, taxes, depreciation, amortization, non-cash stock based compensation and other non-operating income or expenses.
================================================================================================================================

======================================================================================================
                                                             December 31         December 31
                                                                2000                1999
Selected Balance Sheet Data:
Cash and cash equivalents (A)                                 $ 44,398            $ 66,978
Working capital                                                 (2,159)             53,729
Net property and equipment                                      46,028              22,272
Total assets                                                   133,060             140,071
Current liabilities                                             52,923              20,275
Long-term obligations                                            7,124              12,058
Total stockholders' equity                                    $ 73,013            $107,738
(A)    Cash and cash equivalents at December 31, 2000 includes restricted cash of
 $5,976,000.
======================================================================================================


                                     # # #